Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2006

Contacts:                 Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED SECOND QUARTER 2006 EARNINGS

SECOND QUARTER HIGHLIGHTS

•	Net income of $7.2 million, up 6% from 2nd quarter 2005.

•	Diluted earnings per share of $0.45, up 5% from the prior year.

•	Total loans were $1.63 billion, an increase of $60.5 million, or 4%, from December 31, 2005

•	Net interest margin improved to 4.47%, up from 4.36% in 2005.

TACOMA, Washington—Columbia Banking System, Inc. (NASDAQ: COLB) today announced earnings for the second quarter 2006 of $7.2 million, up 6% from $6.8 million for the second quarter of 2005. Diluted earnings per share were $0.45, an increase of 5% from $0.43 per share one year ago. Return on average assets and return on average equity for the second quarter 2006 were 1.17% and 12.48%, respectively, compared to 1.19% and 12.99%, respectively, for the same period in 2005. The efficiency ratio for the second quarter 2006 was 60.97%, compared to 63.22% for the same period in 2005. Revenue (net interest income plus noninterest income) was $30.6 million for the second quarter of 2006, up 7.4% from $28.5 million one year ago.

Melanie Dressel, President & Chief Executive Officer said, “Our earnings continued to improve due to rising short-term interest rates, continued loan growth and increased interest income. We are particularly pleased with the earnings growth in light of a $1.1 million net of tax expense associated with the market value adjustment of our prime rate floor contracts. These prime rate floors serve as an important tool to mitigate possible earnings exposure if interest rates decline over the next five years. We are also pleased that revenue continued to increase as well, up over 7% from second quarter 2005, and almost 10% from the first six months of 2005.”

The valuation adjustment for Columbia’s interest rate floors resulted in a pre-tax, non-cash expense for the second quarter 2006 of $1.8 million. The valuation adjustment is a result of utilizing mark to market accounting. In future periods, management expects to achieve hedge accounting treatment for these floors, where changes in market value will be an adjustment to equity rather than an offset to earnings. Once achieved, valuation adjustments for these floors would be reflected on the balance sheet through Other Comprehensive Income. This is much like the mark to market adjustments for Available for Sale Securities. Over the life of the floors, Columbia will continue to recognize through expense no more than the original $3.1 million cost of the floors.

Ms. Dressel continued, “As always, our focus is on building full relationships with our customers, providing competitive products, a wide variety of delivery channels and striving to provide the best possible service. While we maintain a strong core deposit base as a result of these principles, deposit growth has slowed and we have seen downward pressure on our net interest margin. This trend is likely to continue during the coming year due to the increasingly competitive lending environment, rising costs of deposits and borrowings, and some deposits moving to the equity markets.”

Net income for the six months ended June 30, 2006 was $15.4 million, an increase of 18% from $13.1 million for the first six months of 2005. On a diluted per share basis, net income was $0.96, compared with $0.83 for the same period last year, an increase of 16%. Return on average assets and return on average equity for the first six months of 2006 were 1.28% and 13.42% respectively, compared to 1.17% and 12.68%, respectively, for the same period in 2005. The efficiency ratio for the first six months of 2006 was 59.81%, compared with 62.73% for the first six months of 2005.

Return on average tangible equity for the second quarter 2006 was 14.77%, compared to 15.76% for the same period last year. For the first six months of 2006, return on average tangible equity was 15.87%, up from 15.47% for the first six months of 2005. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by acquisitions.

At June 30, 2006, Columbia’s total assets were $2.54 billion, an increase of 7% from $2.38 billion at December 31, 2005. Total loans were $1.63 billion at June 30, 2006, up 4% from $1.56 billion at year-end 2005. Columbia continues to be prudent in originating loans, as rising interest rates and other economic factors may slow portfolio growth for the remainder of the year. Total deposits decreased slightly to $1.96 billion during the first six months of 2006, down 2% from $2.0 billion at

December 31, 2005. Core deposits which consist of demand, savings, and money market accounts represented 72% of total deposits.

Core Financial Results

Excluding the valuation adjustment for Columbia’s interest rate floors, net income for the second quarter 2006 was $8.4 million, up 23% from $6.8 million for the second quarter of 2005. Earnings per share were $0.52 per diluted share, an increase of 21% from $0.43 per diluted share one year ago. For the six months ended June 30, 2006, net income was $16.6 million, an increase of 27% from $13.1 million for the six months ended June 30, 2005; net income on a diluted per share basis for the six months ended June 30, 2006 was $1.03 compared with $0.83 for the same period in 2005, an increase of 24%. Return on average assets and return on average equity for first six months of 2006 were 1.37% and 14.39%, respectively, compared to 1.17% and 12.68%, respectively, for the period in 2005.

The following table reconciles GAAP net income to core operating earnings, including per-share figures:

(Dollars in thousands, except per Share data)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$7,239	$6,798	$15,427	$13,096
Add back: Interest rate floor mark- to-market, net of tax	1,153	—	1,153	—

Core operating earnings	$8,392	$6,798	$16,580	$13,096

Earnings per Diluted Share:
GAAP earnings	$0.45	$0.43	$0.96	$0.83
Core operating earnings	$0.52	$0.43	$1.03	$0.83

Second Quarter 2006 Operating Results

Net Interest Income

Net interest income for the second quarter of 2006 was $24.3 million, an increase of $2.0 million, or 9%, compared to $22.3 million for the second quarter 2005. The increase is primarily due to increased loan volumes, rising short-term interest rates, and increased core deposits. Columbia’s net interest margin increased to 4.47% in the second quarter of 2006, from 4.36% for the same period in 2005. However, the margin decreased from 4.65% in the first quarter of 2006, and 4.61% in the fourth quarter of 2005. Ms. Dressel noted, “We are seeing an industry-wide challenge for banks in maintaining and growing core deposits. The decrease in our net interest margin is a result of a greater reliance on higher cost borrowings.”

Average interest-earning assets increased to $2.27 billion, or 7%, during the second quarter of 2006, compared with $2.11 billion during the second quarter of 2005. The yield on average interest-earning assets increased 99 basis points to 6.79% during the second quarter of 2006, from 5.80% for the same period in 2005. Average interest-bearing liabilities increased to $1.79 billion from $1.66 billion last year. The cost of average interest-bearing liabilities increased 110 basis points to 2.93% in the second quarter of 2006, compared to 1.83% in the second quarter of 2005.

For the six months ended June 30, 2006, net interest income increased 11% to $48.6 million from $43.6 million for the same period in 2005. During the first six months of 2006, Columbia’s net interest margin increased to 4.56% from 4.36% for the same period of 2005. Average interest-earning assets grew to $2.23 billion during the first six months of 2006 compared with $2.08 billion for the same period of 2005. The yield on average interest-earning assets increased 101 basis points to 6.71% during the first six months of 2006, from 5.70% in 2005. In comparison, average interest-bearing liabilities grew to $1.74 billion compared with $1.63 billion for the first six months of 2005. The cost of average interest-bearing liabilities increased 105 basis points to 2.76% during the first six months of 2006, compared to 1.71% for the same period in 2005.

Noninterest income

Total noninterest income for the second quarter 2006 was $6.3 million, an increase of 2% from $6.1 million a year ago. The increase in noninterest income during the second quarter of 2006 as compared to second quarter 2005 was primarily due to service charges and other fees, offset by a decline in mortgage banking fees. Service charges on deposit accounts showed a modest improvement for the second quarter 2006. Total noninterest income for the first six months of 2006 was $12.2 million, an increase of 4% from $11.8 million for the same period of 2005.

Noninterest expense

Noninterest expense for the second quarter of 2006 was $21.1 million, an increase of 14% from $18.5 million for the same period in 2005. This increase was primarily due to the pre-tax prime rate floor market value adjustment of $1.8 million, increased occupancy expenses, as well as advertising production and media costs. At the end of the first quarter of 2006, Columbia entered into an agreement to purchase $200 million in five-year prime rate floors with a threshold price range of 7.75% to 7.25%. The floors assist the Company in minimizing the impact of declining interest rates on earnings. The market value of these floors can vary greatly on a quarterly basis; therefore, Columbia expects to achieve hedge accounting treatment during the third quarter of 2006. During the second quarter of 2006, the Company recognized in pre-tax expense $1.8 million of the $3.1 million total fee associated with the purchase of these prime rate floors.

Nonperforming Assets and Loan Loss Provision

Provision for loan losses for the second quarter of 2006 was $250,000 down $120,000 from a provision of $370,000 during the second quarter of 2005. The provision was essentially even with that taken during the first quarter of 2006 of $215,000. Total nonperforming assets were $5.8 million at June 30, 2006 compared to $4.9 million at December 31, 2005 and $6.5 million at June 30, 2005. The ratio of the allowance for credit losses to nonperforming loans was 364% at June 30, 2006, compared with 429% at December 31, 2005 and 318% at June 30, 2005. Ms. Dressel said, “We are maintaining a conservative approach to credit quality and we continue to prudently add to our loan loss allowance as necessary to ensure we maintain adequate reserves.”

Expansion Activities

Ms. Dressel commented, “While we will maintain our efforts to increase market share in our current branch locations, we have also selected strategic new markets, with particular emphasis on opportunities in King County. It is important for us to begin with an experienced, local banker around whom we can build a branch in a market area that would be a good fit for our style of banking.

We are currently developing a new branch location in Lacey, just east of Olympia, which, due to permitting issues, we now expect to open in the second quarter of next year. As always, we strive to be the community bank in every community we serve.”

Conference Call

Columbia will discuss the quarterly and year-end results on a conference call on Thursday, July 27, 2006 at 1:00 PDT. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-866-404-2271. A conference call replay will be available from approximately 4:30 p.m. PST on July 27 through midnight PDT on Thursday, August 3, 2006. The conference call replay can be accessed by dialing 1-800-642-1687 and entering access code 3312131.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited (in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings
Net interest income	$24,302	$22,346	$48,608	$43,647
Provision for loan and lease losses	$250	$370	$465	$1,260
Noninterest income	$6,267	$6,128	$12,240	$11,802
Noninterest expense	$21,136	$18,514	$39,476	$35,791
Net income	$7,239	$6,798	$15,427	$13,096
Per Share
Net income (basic)	$0.45	$0.44	$0.97	$0.84
Net income (diluted)	$0.45	$0.43	$0.96	$0.83
Averages
Total assets	$2,480,585	$2,297,297	$2,434,887	$2,260,033
Interest-earning assets	$2,268,259	$2,113,384	$2,229,779	$2,078,345
Loans	$1,613,253	$1,498,990	$1,590,560	$1,454,303
Securities	$645,343	$612,455	$632,457	$622,377
Deposits	$1,949,608	$1,874,208	$1,952,713	$1,869,435
Core deposits	$1,414,455	$1,397,353	$1,419,918	$1,388,075
Shareholders’ Equity	$232,614	$209,864	$231,851	$208,197
Financial Ratios
Return on average assets	1.17%	1.19%	1.28%	1.17%
Return on average equity	12.48%	12.99%	13.42%	12.68%
Return on average tangible equity(1)	14.77%	15.76%	15.87%	15.47%
Average equity to average assets	9.38%	9.14%	9.52%	9.21%
Net interest margin	4.47%	4.36%	4.56%	4.36%
Efficiency ratio (tax equivalent) (2)	60.97%	63.22%	59.81%	62.73%

	June 30,		December 31,
	2006	2005	2005
Period end
Total assets	$2,544,598	$2,326,252	$2,377,322
Loans	$1,625,255	$1,510,043	$1,564,704
Allowance for loan and lease losses	$20,990	$20,587	$20,829
Securities	$650,955	$609,574	$585,332
Deposits	$1,962,748	$1,897,854	$2,005,489
Core deposits	$1,418,313	$1,416,421	$1,478,090
Shareholders’ equity	$232,241	$214,788	$226,242
Book value per share	$14.49	$13.68	$14.29
Tangible book value per share	$12.44	$11.56	$12.20
Nonperforming assets
Nonaccrual loans	$4,575	$6,304	$4,733
Restructured loans	1,197	178	124
Personal property owned	—	—	—
Real estate owned	—	—	18

Total nonperforming assets	$5,772	$6,482	$4,875

Nonperforming loans to period-end loans	0.36%	0.43%	0.31%
Nonperforming assets to period-end assets	0.23%	0.28%	0.21%
Allowance for loan and lease losses to period-end loans	1.29%	1.36%	1.33%
Allowance for loan and lease losses to nonperforming loans	363.65%	317.60%	428.84%
Allowance for loan and lease losses to nonperforming assets	363.65%	317.60%	427.26%
Net loan charge-offs	$304 (3)	$554 (4)	$572 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.

(3)	For the six months ended June 30, 2006.

(4)	For the six months ended June 30, 2005.

(5)	For the twelve months ended December 31, 2005.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Period End
Unaudited (in thousands)	June 30,		December 31,
	2006	2005	2005
Loan Portfolio Composition
Commercial business	$595,363	$570,303	$556,589
Leases	12,278	—	14,385
Real Estate:
One-to-four family residential	83,290	45,724	74,930
Five or more family residential and commercial	690,790	627,391	651,393

Total Real Estate	774,080	673,115	726,323
Real Estate Construction:
One-to-four family residential	31,260	31,340	41,033
Five or more family residential and commercial	71,587	97,117	89,134

Total Real Estate Construction	102,847	128,457	130,167
Consumer	142,969	141,236	140,110

Subtotal loans	1,627,537	1,513,111	1,567,574
Less: Deferred loan fees	(2,282)	(3,068)	(2,870)

Total loans	$1,625,255	$1,510,043	$1,564,704
Loans held for sale	$1,288	$14,400	$1,850
Deposit Composition
Demand and other noninterest bearing	$446,568	$422,410	$455,838
Interest bearing demand	367,891	321,618	339,686
Money market	488,615	560,450	563,973
Savings	115,239	113,121	118,604
Certificates of deposit	544,435	481,434	527,388

Total deposits	$1,962,748	$1,899,033	$2,005,489

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands, except per share amounts)	Jun 30 2006	Mar 31 2006	Dec 31 2005	Sept 30 2005	Jun 30 2005
Earnings
Net interest income	$24,302	$24,306	$23,934	$23,331	$22,346
Provision for loan and lease losses	$250	$215	$15	$245	$370
Noninterest income	$6,267	$5,973	$6,468	$6,516	$6,128
Noninterest expense	$21,136	$18,340	$18,271	$18,793	$18,514
Net income	$7,239	$8,188	$8,583	$7,952	$6,798
Per Share
Net income [basic]	$0.45	$0.52	$0.55	$0.50	$0.44
Net income [diluted]	$0.45	$0.51	$0.54	$0.50	$0.43
Averages
Total assets	$2,480,585	$2,388,680	$2,316,654	$2,325,262	$2,297,297
Interest-earning assets	$2,268,259	$2,190,872	$2,116,345	$2,136,229	$2,113,384
Loans	$1,613,253	$1,567,615	$1,534,068	$1,534,281	$1,498,990
Securities	$645,343	$619,428	$579,177	$598,204	$612,455
Deposits	$1,949,608	$1,955,851	$2,006,448	$1,948,022	$1,874,208
Core deposits	$1,414,455	$1,425,442	$1,467,077	$1,451,054	$1,397,353
Shareholders’ Equity	$232,614	$231,080	$223,538	$218,308	$209,864
Financial Ratios
Return on average assets	1.17%	1.39%	1.47%	1.36%	1.19%
Return on average equity	12.48%	14.37%	15.23%	14.45%	12.99%
Return on average tangible equity	14.77%	17.00%	18.17%	17.35%	15.76%
Average equity to average assets	9.38%	9.67%	9.65%	9.39%	9.14%
Net interest margin	4.47%	4.65%	4.61%	4.45%	4.36%
Efficiency ratio (tax equivalent)	60.97%	58.64%	58.46%	61.26%	63.22%
Period end
Total assets	$2,544,598	$2,460,053	$2,377,322	$2,322,896	$2,326,252
Loans	$1,625,255	$1,595,262	$1,564,704	$1,511,386	$1,510,043
Allowance for loan and lease losses	$20,990	$20,691	$20,829	$20,790	$20,587
Securities	$650,955	$634,620	$585,332	$592,467	$609,574
Deposits	$1,962,748	$1,990,363	$2,005,489	$1,992,238	$1,897,854
Core deposits	$1,418,313	$1,455,390	$1,478,090	$1,493,925	$1,416,421
Shareholders’ equity	$232,241	$231,137	$226,242	$221,873	$214,788
Book value per share	$14.49	$14.47	$14.29	$14.04	$13.68
Tangible book value per share	$12.44	$12.41	$12.20	$11.93	$11.56
Nonperforming assets
Nonaccrual loans	$4,575	$5,115	$4,733	$6,165	$6,304
Restructured loans	1,197	1,146	124	151	178
Personal property owned	—	—	—	—	—
Real estate owned	—	18	18	—	—

Total nonperforming assets	$5,772	$6,279	$4,875	$6,316	$6,482

Nonperforming loans to period-end loans	0.36%	0.39%	0.31%	0.42%	0.43%
Nonperforming assets to period-end assets	0.23%	0.26%	0.21%	0.27%	0.28%
Allowance for loan and lease losses to period-end loans	1.29%	1.30%	1.33%	1.38%	1.36%
Allowance for loan and lease losses to nonperforming loans	363.65%	330.47%	428.84%	329.16%	317.60%
Allowance for loan and lease losses to nonperforming assets	363.65%	329.53%	427.26%	329.16%	317.60%
Net loan charge-offs (recoveries)	$(49)	$353	$(24)	$42	$(38)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share)	2006	2005	2006	2005
Interest Income
Loans	$30,328	$24,313	$58,972	$46,135
Taxable securities	5,208	4,492	10,166	9,148
Tax-exempt securities	1,753	1,109	3,180	2,192
Deposits with banks	103	15	132	24
Federal funds sold	18	—	29	—

Total interest income	37,410	29,929	72,479	57,499
Interest Expense
Deposits	9,408	5,820	17,899	11,002
Federal Home Loan Bank advances	3,206	1,345	4,974	2,051
Long-term obligations	492	381	951	728
Other borrowings	2	37	47	71

Total interest expense	13,108	7,583	23,871	13,852

Net Interest Income	24,302	22,346	48,608	43,647
Provision for loan and lease losses	250	370	465	1,260

Net interest income after provision for loan and lease losses	24,052	21,976	48,143	42,387
Noninterest Income
Service charges and other fees	2,907	2,797	5,741	5,433
Mortgage banking	109	336	256	758
Merchant services fees	2,174	2,248	4,212	4,037
Gain on sale of investment securities, net	—		10	—
Bank owned life insurance (“BOLI”)	434	354	833	727
Other	643	393	1,188	847

Total noninterest income	6,267	6,128	12,240	11,802
Noninterest Expense
Compensation and employee benefits	9,426	9,438	19,095	18,706
Occupancy	2,685	2,577	5,333	4,909
Merchant processing	887	841	1,671	1,548
Advertising and promotion	854	535	1,506	1,039
Data processing	520	729	1,320	1,436
Legal & professional services	737	934	967	1,698
Taxes, licenses & fees	640	486	1,236	951
Net gain of other real estate owned	(11)	(7)	(11)	(9)
Interest rate floor valuation adjustment	1,775	—	1,775	—
Other	3,623	2,981	6,584	5,513

Total noninterest expense	21,136	18,514	39,476	35,791

Income before income taxes	9,183	9,590	20,907	18,398
Provision for income taxes	1,944	2,792	5,480	5,302

Net Income	7,239	$6,798	$15,427	$13,096

Net income per common share:
Basic	$.45	$.44	$0.97	$0.84
Diluted	$.45	$.43	$0.96	$0.83
Dividend paid per common share	$0.14	$.09	$0.27	$0.16
Average number of common shares outstanding	15,937	15,664	15,907	15,635
Average number of diluted common shares outstanding	16,115	15,898	16,095	15,862

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			June 30, 2006	December 31, 2005
Assets
Cash and due from banks			$107,010	$96,787
Interest-earning deposits with banks			28,328	3,619

Total cash and cash equivalents			135,338	100,406
Securities available for sale at fair value (amortized cost of $654,047 and $576,619 respectively)			637,977	572,355
Securities held to maturity (fair value of $2,577 and $2,587 respectively)			2,525	2,524
Federal Home Loan Bank stock			10,453	10,453
Loans held for sale			1,288	1,850
Loans, net of unearned income of ($2,282) and ($2,870) respectively			1,625,255	1,564,704
Less: allowance for loan and lease losses			20,990	20,829

Loans, net			1,604,265	1,543,875
Interest receivable			11,541	11,671
Premises and equipment, net			44,837	44,690
Real estate owned			—	18
Goodwill			29,723	29,723
Other assets			66,651	59,757

Total Assets			$2,544,598	$2,377,322

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$446,568	$455,838
Interest-bearing			1,516,180	1,549,651

Total deposits			1,962,748	2,005,489
Federal Home Loan Bank advances			303,000	94,400
Other borrowings			227	2,572
Long-term subordinated debt			22,345	22,312
Other liabilities			24,037	26,307

Total liabilities			2,312,357	2,151,080
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	June 30, 2006	December 31, 2005
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	16,024	15,831	165,464	162,973
Retained earnings			77,175	66,051
Accumulated other comprehensive income -
Unrealized gains (losses) on securities available for sale, net of tax			(10,398)	(2,782)

Total shareholders’ equity			232,241	226,242

Total Liabilities and Shareholders’ Equity			$2,544,598	$2,377,322